EXHIBIT 10(d.2)
EMPLOYMENT AGREEMENT
     This Agreement (“Agreement”) made this 20th day of March, 1997, between DUSA Pharmaceuticals, inc., a New Jersey corporation (the “Corporation”) and D. Geoffrey Shulman, MD, FRCPC (“Dr. Shulman”).
     WHEREAS, the parties entered into an Employment Agreement dated October 1, 1991 whereby Dr. Shulman was appointed as Chairman, President, and Chief Executive Officer and Chief Operating Officer of the Corporation.
     WHEREAS, such Employment Agreement was amended on April 14, 1994.
     WHEREAS, the parties now wish to renew such Employment Agreement.
     NOW THEREFORE, in consideration of the mutual covenants and promises, the parties agree as follows:
     1. Employment: The Corporation hereby employs Dr. Shulman and he hereby accepts such employment as the Chairman, President, Chief Executive Officer and Chief Operating Officer of the Corporation. Dr. Shulman agrees to devote his best efforts and spend as much time and attention as is necessary to manage the affairs of the Corporation.
     2. Medical Practice: The Corporation agrees that Dr. Shulman shall be entitled to conduct his medical practice during one (1) day each week, Monday through Friday, at his discretion.
     3. Board of Directors: So long as this Agreement remains in effect, Dr. Shulman will be a member of the Board of Directors (the “Board”) and an officer of the Corporation and shall possess the powers set forth in the Corporation’s Certificate of Incorporation and By-Laws.
     4. Term of Office and Employment: The term of this Agreement shall be effective as of October 1, 1996, nunc pro tunc, and continue for a period of five (5) years until September 30, 2001 and shall automatically renew for successive one (1) year periods thereafter, unless earlier terminated in accordance with the provisions of this Agreement.
     5. Duties and Responsibilities: Notwithstanding any language contained herein to the contrary, Dr. Shulman shall be responsible (by way of example and not by way of limitation) for:
a)	the general direction and operations of the business of the Corporation;

b)	the management of the financial affairs of the Corporation;

c)	the custody of corporate funds and securities;

d)	the hiring, training, direction, discipline and compensation of the employees and other officers of the Corporation, subject to approval by the Board of the salaries and benefits, including stock options which may be offered to other officers and executives; and
     6. Remuneration: The Corporation will pay to Dr. Shulman a base salary equal to U.S. $250,000 per annum. This base salary shall be reviewed by the Board from time to time,

not less than on an annual basis. Any salary increases from time to time, shall be determined by, and at the discretion of the Board. Following the end of each fiscal year, the Board may award a cash bonus to Dr. Shulman in an amount up to 50% of Dr. Shulman’s current base salary for such year, as determined by the Board in its sole discretion. The Board may award annual cash bonuses above 50% of his current base salary for outstanding performance.
     All salary and other payments and allowances outlined in this Agreement shall be subject to such withholding taxes and deductions at source as may be required by law. All monetary references made herein shall refer to U.S. dollars.
     7. Benefits: Dr. Shulman will be entitled to participate in the medical, disability, life and other insurance benefit plans which will be made available to the officers and employees of the Corporation from time to time, subject to applicable eligibility rules thereof. Further, the Corporation shall maintain for Dr. Shulman key man life insurance with the Corporation named as beneficiary throughout the term of this Agreement, assuming reasonable quotations are available.
     8. Stock Purchase and Bonus Plans: Dr. Shulman will be entitled to participate in the stock purchase and bonus plans that the Corporation shall from time to time make available to its officers and employees, subject to applicable eligibility rules thereof.
     9. Vacation: Each calendar year, Dr. Shulman shall be entitled to four (4) weeks of vacation per annum to be taken at a time or times acceptable to the Corporation, having regard to its operations. Dr. Shulman shall be entitled to carry over any unused vacation from one (1) calendar year into the following calendar year, so long as such vacation policy is consistent for all employees.
     10. Expenses: The Corporation agrees that it will reimburse Dr. Shulman for all reasonable and authorized traveling and other out-of-pocket expenses actually and properly incurred by Dr. Shuman in connection with his employment duties upon provision of appropriate statements, vouchers, bills and invoices as and when required by the Corporation. Dr. Shulman shall be paid $4,000.00 per year as an automobile allowance in recognition of his regular business acquired by the Corporation.
     11. Confidential Information:
a)	Dr. Shulman shall not (either during the continuance of his employment with the Corporation or for two (2) years thereafter): (i) disclose to any person, other than it the necessary course of business, any private, confidential or secret information that belongs to the Corporation; or (ii) engage in any business substantially similar to that of the Corporation’s in any area in which the Corporation conducted business during the term of this Agreement. Without limiting the generality of the foregoing, Dr. Shulman will not disclose, among other things, any information about:
i)	newly developed products of the Corporation;

ii)	manufacturing processes and technologies;

iii)	research in progress and any unpublished formula, findings, manuals, or know-how;

iv)	regulatory filings;

v)	identity of and relationships to licensees of the Corporation;

vi)	finances, financial information and financial management systems of the Corporation and any other research, information or documents which he knows or reasonably ought to know that the Corporation regards as proprietary or confidential to any person other than for the Corporation’s purposes and shall not use for his purposes or for any purposes of the Corporation any such information or secrets which he may acquire in relation to the business of the Corporation.
b)	Notwithstanding any of the foregoing in this section, information, whether confidential or proprietary or not, shall be exempt from the above confidentiality provisions if said information:
i)	was known to Dr. Shulman prior to his employment with the Corporation;

ii)	was in the public domain on the date of employment;

iii)	becomes public at any time through no fault of Dr. Shulman; or

iv)	is or in the future becomes readily available from third parties who have no confidentiality obligations to the Corporation.
     12. Termination of Employment:
a)	Termination for Cause: The Corporation may terminate this Agreement at any time for cause without notice Cause shall include, but not be limited to, Dr. Shulman’s inability to perform the duties of his job for any cause for a period in excess of six (6) consecutive months. In the event of a termination for cause, Dr. Shulman shall be paid his base salary, pro rated to the date of termination.

b)	Termination without Cause: If Dr. Shulman’s employment is terminated without cause, the Corporation shall:
i)	pay Dr. Shulman a severance allowance equivalent to one (1) year’s then current base salary, payable as a lump sum, within sixty (60) days following the date of such termination;

ii)	pay to Dr. Shulman within two (2) weeks of the date of termination all outstanding vacation pay and any earned but unpaid salary or bonuses to the date of such termination and reimburse Dr. Shulman for any business expense incurred by him up to and including the date of such termination following provision by Dr. Shulman of all applicable and necessary receipts;

iii)	allow Dr. Shulman the right to exercise for a period of one (1) year from the date of termination all stock options granted to him pursuant to the terms of this Agreement or otherwise, or any stock option plan in effect prior to his termination as to all or any part of the shares covered by such options, including shares with respect to which such options would not otherwise be exercisable, subject to restrictions under U.S. or Canadian law, as applicable;

The payments referred to in (i) and (ii) above shall not be subject to set-off or deduction as a result of Dr. Shulman obtaining alternate employment following such termination or otherwise mitigating any damages arising from such termination.

c)	Fair and Reasonable: The parties confirm that the payments described above are fair and reasonable and the parties agree that upon any termination without cause, Dr. Shulman shall have no action, cause of action, claim or demand, either statutory or at common law against the Corporation or any other person as a consequence of such termination without cause.

d)	Termination upon Death: Dr. Shulman’s employment with the Corporation will cease without further notice or further compensation if Dr. Shulman dies. Upon his death, his heirs or beneficiaries will be entitled to any Corporation paid death benefit in force at the time of such death. Likewise, Dr. Shulman’s heirs will be entitled to exercise any vested but unexercised stock options that were held by him at the time of his death. His heirs must exercise such options within one (1) year from the date of death.

e)	Termination Upon Change in Control: If prior to the expiration of this Agreement there shall occur a “change in control” as defined herein, Dr. Shulman shall receive, within five (5) days after such termination from the Corporation or its successor, a lump sum payment equal to three (3) times his base salary during the last fiscal year in which Dr. Shulman is associated with the Corporation. For the purposes hereof, “change in control” shall mean a change in control of a nature that would be required to be reported in response to Item 5 of Schedule 14D promulgated pursuant to Section 14 of the Securities Exchange Act of 1934, as amended (the “1934 Act”), whether or not the Corporation is then subject to such reporting requirements; provided that, without limitations, such a change in control shall be deemed to have occurred if (i) any person other than a trustee or other fiduciary holding securities under an employee benefit plan of the Corporation is or becomes the beneficial owner, directly or indirectly, of securities of the Corporation representing twenty percent (20%) or more of the combined voting power of the Corporation’s then outstanding securities and thereafter the Board adopts a resolution to the effect that, for the purposes of this Agreement, a change in control of the Corporation has occurred; such ownership shall be as defined pursuant to Rule 13d-3 of the 1934 Act and includes mergers or acquisitions whereby an outside party has in excess of twenty percent (20%) of the combined voting power; (ii) when the Corporation merges or consolidates with any other person or, entity other than a subsidiary and, upon consummation of such transaction, holders of the Corporation’s common stock immediately prior to such transaction own less than fifty percent (50%) of the equity securities of the surviving or consolidated entity; or (iii) a substantial portion of the assets of the Corporation are sold or transferred to another person or entity.

f)	Resignation: Dr. Shulman will provide the Corporation with three (3) months’ notice, in writing, of his resignation from the Corporation.
     13. Indemnification: The Corporation will, to the extent permitted by the laws of the State of New Jersey, U.S.A., indemnify Dr. Shulman against any actual or threatened action, suit or proceeding, whether civil, criminal, administrative or investigative, that arises as a consequence of his duties as an officer of the Corporation. Such indemnification will include such expenses as attorneys fees, judgments, fines and amounts awarded or agreed to in settlement, provided that Dr. Shulman acted legally and in good faith, or reasonably believed that his actions were legal and performed in good faith. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendre shall not, of itself, create a presumption that his actions were illegal or not performed in good faith.
     14. Provisions Operating Following Termination: Notwithstanding any termination of Dr. Shulman’s employment with or without cause, any provision of this Agreement necessary to give it efficacy shall continue in full force and effect following such termination.
     15. Notices: Any notice to be given in connection with this Agreement shall be given in writing and may be given by personal delivery, by certified mail, postage prepaid, or by facsimile transmission, so long as receipt of such transmission is available, addressed to the recipient as follows:

To:	D. Geoffrey Shulman, MD, FRCPC
256 Russell Hill Road
Toronto, Ontario M4V 2T2
CANADA

To:	Anthony Schincariol,
Vice President of Corporate Development
181 University Avenue
Suite 1208
Toronto, Ontario M5H-3M7
CANADA
or to such other address or individual as may be designated by notice by either party to the other. Any notice given by personal delivery shall be deemed to have been given on the day of actual delivery and, if made or given by certified mail, on the third day, other than a Saturday, Sunday, or a statutory holiday in Toronto, Ontario, CANADA following the deposit thereof with the U.S. Postal Service.
     16. Governing Law: This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey, U.S.A.
     17. Benefit of Agreement: This Agreement shall enure to the benefit of and be binding upon the heirs, executives, administrators and legal personal representatives of Dr. Shulman and to and upon the successors and assigns of the Corporation, respectively.
     18. Entire Agreement: This Agreement constitutes the entire agreement between the parties hereto with respect to the terms and conditions of employment of Dr. Shulman and cancels and supersedes any prior understandings and agreements between the parties to this Agreement. There are no representations, warranties, forms, conditions, undertakings or collateral agreements expressed, implied or statutory between the parties hereto other than as expressly set forth in this Agreement.
     19. Severability: Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision of any other jurisdiction but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

     20. Amendments and Waivers: Any provision of this Agreement may be amended or waived only with prior written consent of the Corporation and Dr. Shulman.
     IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first above written.

ATTEST:	DUSA PHARMACEUTICALS, INC.
/s/ Janet Kwiecien	By:	/s/ Anthony Schincariol
Janet Kwiecien		Anthony Schincariol
Vise-President of Corporate Development

WITNESS:
/s/ Shari Lovell	/s/ D. Geoffrey Shulman
Shari Lovell	D. Geoffrey Shulman, MD, FRCPC